Exhibit 99.1

          iBasis Free of Bond Debt as Remaining Notes Convert to Equity


    BURLINGTON, Mass.--(BUSINESS WIRE)--Sept. 6, 2005--iBasis, Inc. (OTCBB:IBAS), a leader in international long distance, VoIP, and prepaid calling cards, announced today that it has successfully eliminated all $32.6 million of its 6 3/4% Convertible Subordinated Notes due June 2009.
    The Company previously announced that it would redeem these Notes at face value plus accrued interest. Prior to today's redemption date, all holders exercised their right to convert their Notes to Common Stock at $1.85 per share, which resulted in the issuance of 17.6 million shares. iBasis now has 101 million shares outstanding. Due to these conversions, the Company was not required to fund any redemptions and has no further bond debt. Imperial Capital acted as advisor to the company on the transaction.
    "This is an amazing accomplishment, which has provided immediate benefits for iBasis investors in the form of dramatically increased stockholders equity and reduction of our interest expense," said Ofer Gneezy, president and CEO of iBasis. "We started our campaign to eliminate $150 million in bond debt more than three years ago, and through advantageous re-purchases, exchanges, and conversions, we have achieved one of our major financial goals."
    As previously announced, $19.9 million of the Company's 8% Secured Convertible Notes due 2007 converted to equity in July. The Company paid premiums to encourage early conversion in the amount of $1.2 million in cash, which will be charged to results of operations in Q3 2005.

    About iBasis

    Founded in 1996, iBasis (OTCBB:IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(TM) web-based offering (www.pingo.com) and disposable calling cards, which are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Skype, and Telefonica. iBasis carried approximately 5 billion minutes of international voice over IP (VoIP) traffic in 2004, and is one of the ten largest carriers of international voice traffic in the world(1). For four consecutive years service providers named iBasis the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). iBasis was also ranked among the fastest-growing technology companies in New England in the 2002, 2003, and 2004 Technology Fast 50 programs sponsored by Deloitte & Touche. The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    iBasis is a registered mark, The iBasis Network and Pingo are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to our current expectations regarding the redemption of the Notes, expected savings in interest expense and use of cash, constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of our services and the timing and amount of revenue and margin generated by these services;
(ii) fluctuations in the market for and pricing of these services; and
(iii) the other considerations described as "Risk Factors" in our most recent Forms 10-K and 10-Q, and our other SEC filings. We have no current intention to update any forward-looking statements.

    (1)Telegeography 2005 data compared with iBasis 2004 traffic volume.
    (2)ATLANTIC-ACM International Wholesale Carrier Report Card -
2002, 2003, 2004, & 2005.


    CONTACT: iBasis, Inc.
             Media:
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             Richard Tennant, 781-505-7409
             ir@ibasis.net